UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 24, 2013 (June 18, 2013)

Date of Report (date of earliest event reported)

NEUROGESX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33438	94-3307935
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

999 Baker Street, Suite 200, San Mateo, California 94404

(Address of principal executive offices)

(650) 358-3300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

On June 18, 2013, NeurogesX, Inc. (the “Company”) held a Special Meeting of Stockholders (the “Special Meeting”). The following is a brief description of each matter voted upon at the Special Meeting, as well as the number of votes cast for or against each matter and the number of abstentions and broker non-votes with respect to each matter.

1. The proposal to approve the sale of certain of the Company’s assets to Acorda Therapeutics, Inc. (“Acorda”) pursuant to the Asset Purchase Agreement, dated as of April 15, 2013, by and among the Company and Acorda (such sale is referred to as the “Acorda Sale”), and the sale of certain other assets in which Healthcare Royalty Partners L.P. (“HC Royalty”) has a security interest securing the Company’s obligations under the Financing Agreement, dated as of April 29, 2010 (as amended), between HC Royalty and the Company, by HC Royalty, as the secured party, in a Uniform Commercial Code Article 9 process prior to the closing of the Acorda Sale (together with the Acorda Sale, referred to as the “Asset Sales”) was approved by the Company’s stockholders. The Asset Sales, together, constitute the sale of substantially all of the assets of the Company. The votes on this matter were as follows:

Votes for	Against	Withheld	Broker non-vote
19,100,913	1,082,614	34,816	223,005

2. The proposal to approve one or more adjournments of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the first proposal was approved by the Company’s stockholders. The votes on this matter were as follows:

Votes for	Against	Withheld	Broker non-vote
19,326,108	1,055,321	59,919	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROGESX, INC.

By:	/s/ Stephen F. Ghiglieri
Stephen F. Ghiglieri
Executive Vice President, Chief Operating Officer
and Chief Financial Officer

Date: June 24, 2013

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